Exhibit 5.2

August 25, 2021

American Virtual Cloud Technologies, Inc.

1720 Peachtree Street, Suite 629

Atlanta, GA 30309

Re:	American Virtual Cloud Technologies, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

American Virtual Cloud Technologies, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 67,797,774 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement and this opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

C. This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, the Selling Stockholders or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP